Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Forum Real Estate Income Fund of our report dated February 24, 2023, with respect to the financial statements and financial highlights of Forum Real Estate Income Fund, which appears in the December 31, 2022 Annual Report to Shareholders filed with the SEC on Form N-CSR on March 7, 2023. We also consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in such Registration Statement.

/s/ CohnReznick LLP

Chicago, Illinois

April 28, 2023